POWER OF ATTORNEY


	The undersigned, an executive officer of The Southern Company and/or one or more of its affiliates, hereby makes, constitutes, and appoints Patricia L.
Roberts and Melissa K. Caen as my agents and attorneys-in-fact, for the limited purpose of signing on my behalf, and causing to be filed with the Securities and
Exchange Commission any required  Initial Statement of Beneficial Ownership of
Securities, Statement of Changes in Beneficial Ownership, and Annual Statement
of Changes in Beneficial Ownership, on Forms 3, 4 and 5, respectively, and any appropriate amendment or amendments thereto.

	This power of attorney shall remain in effect until my obligation to file the aforementioned reports as an executive officer ceases, unless earlier revoked by me by written document delivered to an Assistant Secretary of The Southern
Company.

	Effective this 17th of November, 2010.




			/s/
		Mark A. Crosswhite